PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED SEPTEMBER 11, 1998)              Registration No. 333-58451

                                2,036,730 Shares

                               CD WAREHOUSE, INC.

                                  Common Stock

     This Prospectus Supplement supplements our Prospectus dated September 11, 1998. You should read this Prospectus Supplement in conjunction with the Prospectus, and this supplement supersedes the Selling Stockholders' table in the Prospectus. Capitalized terms used in this Prospectus Supplement have the meanings specified in the Prospectus.

     The Selling Stockholders' table on page 10 of the Prospectus is being amended so as to read, in its entirety, as follows:

                              SELLING STOCKHOLDERS

     The Selling Stockholders are offering a total of 2,036,730 shares of Common Stock. However, the Selling Stockholders are under no obligation to sell any of the shares being offered. With the exception of Robert O. McDonald, who currently serves as a director of the Company, none of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of his, her or its ownership of shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock). The following table lists the names and business addresses of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of (unless otherwise noted) September 11, 1998, the date of the original Prospectus, and the number of shares being offered by each Selling Stockholder:

                                                                      Shares Beneficially Owned
                                                                       Prior to Offering (1)(2)
                                                           --------------------------------------------
                                                                Number                     Percent         Number of Shares
Name and Address of Selling Stockholder                       Of Shares                  of Class (1)       Offered Hereby
------------------------------------------------           -------------                ---------------  --------------------
Formula Growth Limited (3)                                  1,000,000    (4)                  28.16%                1,000,000
1010 Sherbrook Street W., Suite 1409
Montreal, Quebec, Canada H3A 2R7

GBC Canadian Growth Fund                                      110,000    (4)                   3.10%                  110,000
1st Canadian Place, TSSC B1 Level
Toronto, Ontario, Canada M5X 1A1

Robert O. McDonald                                             89,565    (5)                   2.47%                   69,565
211 North Robinson
Oklahoma City, Oklahoma 73102

                         (continued on following page)

                      ____________________________________

     Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                      ____________________________________

          The date of this Prospectus Supplement is February 22, 1999

                                                                      Shares Beneficially Owned
                                                                       Prior to Offering (1)(2)
                                                           --------------------------------------------
                                                                Number                     Percent         Number of Shares
Name and Address of Selling Stockholder                       Of Shares                  of Class (1)       Offered Hereby
------------------------------------------------           -------------                ---------------  --------------------
Precept Capital Master Fund                                75,000    (4)                   2.11%                   75,000
2305 Cedar Springs Road, Suite 415
Dallas, TX 75201

Andrew W. May                                              63,787    (6)                   1.76%                   63,787
8235 Douglas Avenue, Suite 525
Dallas, Texas 75225

GHS Partners LDC                                           50,000    (4)                   1.41%                   50,000
8235 Douglas Avenue, Suite 420
Dallas, TX 75225

Tomas Escamilla                                            46,428    (7)                   1.30%                   46,428
8235 Douglas Avenue, Suite 525
Dallas, TX 75225

Capital West Securities, Inc.                                        (8)                                                  (8)
211 North Robinson
Oklahoma City, Oklahoma 73702

GBC North American Growth Fund                             40,000    (4)                   1.13%                   40,000
200 Bay Street RBC Plaza
North Tower, Suite 1500
Toronto, Ontario, Canada M5J 2J5

Natico Interest, LP                                        33,340    (9)                      *                    33,340
1001 Frost Hollow Dr.
Desoto, TX 75115

Michael Corboy                                             30,000    (4)                      *                    30,000
8111 Preston Road, Suite 712
Dallas, TX 75225

Random Walk Trading, Inc. (10)                             30,000    (4)                      *                    30,000
1010 Sherbrook Street, W. Suite 1409
Montreal, Quebec, Canada H3A 2R7

John Liddy                                                 26,000    (4)                      *                    26,000
1010 Sherbrook Street, W. Suite 1409
Montreal, Quebec, Canada H3A 2R7

Air Canada                                                 25,000    (4)                      *                    25,000
Commerce Court West Securities Level
Toronto, Ontario, Canada M5L 1G9

The Combined Master Retirement Trust                       25,000    (4)                      *                    25,000
5430 LBJ Freeway, Suite 1700
Dallas, TX 75240

Terry Worrell                                              25,000    (4)                      *                    25,000
6909 Vassar
Dallas, TX 75205

                                                                      Shares Beneficially Owned
                                                                       Prior to Offering (1)(2)
                                                           ---------------------------------------------
                                                              Number                      Percent         Number of Shares
Name and Address of Selling Stockholder                      Of Shares                  of Class (1)        Offered Hereby
---------------------------------------------------------  -------------              ---------------  -----------------------
Southwest Securities as IRA Custodian                      25,000    (4)                      *                    25,000
FBO Gerald D. Rogers
1201 Elm Street, Suite 4300
Dallas, TX 75270

Jo Syd Inc.                                                25,000    (4)                      *                    25,000
1010 Sherbrook Street, W. Suite 1409
Montreal, Quebec, Canada H3A 2R7

Jaytor Investments (John Tory)                             25,000    (4)                      *                    25,000
1010 Sherbrook Street, W. Suite 1409
Montreal, Quebec, Canada H3A 2R7

Desmond Towey & Associates                                 25,000   (11)                      *                    25,000
515 Madison Avenue
Suite 1909
New York City, NY 10022-5403

Berthel Fisher & Company Financial Services, Inc.          25,000   (12)                      *                    25,000
100 Second St. SE
Cedar Rapids, Iowa 52407

Castlerock Consulting Group, Inc.                          25,000   (13)                      *                    25,000
5976 Edinburgh Dr.
Plano, TX 79503

Gregory M. Jones                                           24,200   (14)                      *                    24,200
211 North Robinson
Oklahoma City, Oklahoma 73102

Rader Living Trust dated September 2, 1997                 24,200   (14)                      *                    24,200
Robert G. and Judith T. Rader, Trustees
211 North Robinson
Oklahoma City, Oklahoma 73102

John D. Lane                                               22,500   (12)                      *                    22,500
315 Post RD West
Westport, Connecticut 06880

Tomima L. Edmark                                           20,000    (4)                      *                    20,000
5335 S. Dentwood Drive
Dallas, TX 75220

Zack Miller                                                14,070    (9)                      *                    14,070
10520 Gooding Dr.
Dallas, TX 75229

David J. Pulling                                           12,390    (9)                      *                    12,390
1801 N. Hampton #200
Desoto, TX 75115

                                                                      Shares Beneficially Owned
                                                                       Prior to Offering (1)(2)
                                                           ---------------------------------------------
                                                              Number                      Percent         Number of Shares
Name and Address of Selling Stockholder                      Of Shares                  of Class (1)        Offered Hereby
---------------------------------------------------------  -------------              ---------------  -----------------------
Debra Pulling                                              12,060    (9)                      *                    12,060
1801 N. Hampton #200
Desoto, TX 75115

R. Howard Webster Foundation                               10,000    (4)                      *                    10,000
P.O. Box 9, Commerce Court Postal Station
Toronto, Ontario, Canada M5L 1G9

The Freedom Trust                                          10,000    (4)                      *                    10,000
Sterling House, City Hall Square
P.O. Box HM 1029
Hamilton, Bermuda HMEX

Ratous                                                     10,000    (4)                      *                    10,000
1010 Sherbrook Street, W. Suite 818
Montreal, Quebec, Canada H3A 2R7

Rogers Telecommunications                                   9,000    (4)                      *                     9,000
P.O. Box 6007
Montreal, Quebec, Canada H3C 3B6

Donald A. Pape                                              8,000   (12)                      *                     8,000
211 North Robinson
Oklahoma City, Oklahoma 73102

Don Black                                                   7,950    (9)                      *                     7,950
3917 Deepwood
Colleville, TX 76034

Amp Miller                                                  6,940    (9)                      *                     6,940
10431 Crestover
Dallas, TX 75229

Dascon Investments Limited                                  6,300    (4)                      *                     6,300
P.O. Box 9, Commerce Court Postal Station
Toronto, Ontario, Canada M5L 1G9

John Adams                                                  5,250   (12)                      *                     5,250
211 North Robinson
Oklahoma City, Oklahoma 73102

Amp Miller III                                              5,050    (9)                      *                     5,050
7224 Claybrook
Dallas, TX 75231

Taylor Assets Limited                                       5,000    (4)                      *                     5,000
P.O. Box 9, Commerce Court Postal Station
Toronto, Ontario, Canada M5L 1G9

                                                                      Shares Beneficially Owned
                                                                       Prior to Offering (1)(2)
                                                           ---------------------------------------------
                                                              Number                      Percent         Number of Shares
Name and Address of Selling Stockholder                      Of Shares                  of Class (1)        Offered Hereby
---------------------------------------------------------  -----------------          ---------------  -----------------------
Kenneth W. Anderson                                             5,000    (4)                      *                 5,000
P.O. Box 8189
Horseshoe Bay, TX 78657-9206

Founders Equity, Inc.                                           5,000    (9)                      *                 5,000
2602 McKinney Ave., Ste. 220
Dallas, TX 75204

John S. Lemak                                                   5,000    (4)                      *                 5,000
5956 Sherry Lane, Suite 1900
Dallas, TX 75225

Royal Trust Corporation of Canada                               4,000    (4)                      *                 4,000
Royal Bank Plaza, South Tower,
2nd Floor, Service Level
200 Bay Street
Toronto, Ontario, Canada M5J 2J5

John Vaccaro                                                    2,500   (12)                      *                 2,500
315 Post RD West
Westport, Connecticut 06880

Mary Thrash                                                     2,270    (9)                      *                 2,270
2764 Hollandale
Dallas, TX 75234

Marilyn Hackler                                                   930    (9)                      *                   930
859 Twilight
Cedar Hill, TX 75104                                        ---------                                          ----------
      Total                                                 2,056,730                                           2,036,730
                                                            =========                                          ==========

------------------
*    Less than 1%.

(1) The applicable percentage of ownership is based on 3,550,550 shares of Common Stock outstanding as of February 18, 1999 and includes, with respect to each named stockholder, all options, warrants or other derivative securities owned by such stockholder. Except as set forth in footnote (2) below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) In addition, the Registration Statement also covers Shares that are issuable upon the exercise of stock options exercisable on dates, which are more than 60 days from the effective date of the Registration Statement of which this Prospectus is a part. Accordingly, the number of Shares set forth in the table for a Selling Stockholder may exceed the number of Shares that such Selling Stockholder could own beneficially at any given time through such Selling Stockholder's ownership of the Common Stock and stock options held by him. In that regard, beneficial ownership of such Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.
(3) Pursuant to separate Schedule 13D's filed on June 2, 1998, Formula Growth Limited ("FGL") acquired 600,000 shares on behalf of Formula Unit Trust, a Canadian commingled pension fund, and 400,000 shares on behalf of Formula Growth Fund, a Canadian mutual fund.
(4) Represents shares acquired in connection with a private placement effected by the Company in May 1998 pursuant to Regulation D and Regulation S of the Securities Act, for a purchase price of $10.00 per share.
(5) Shares shown as beneficially owned by Mr. McDonald include: (i) 26,250 shares of Common Stock issuable upon the exercise of certain warrants granted to the underwriters of the Company's initial public offering in January 1997, at an exercise price of $7.50 per share; (ii) 43,315 shares of Common Stock issuable upon the exercise of certain warrants granted to the placement agents of the May 1998 private placements effected pursuant to Regulation D and Regulation S of the Securities Act, at an exercise price of $10.00 per share; (iv) 10,000 shares issuable upon the exercise of certain stock options granted to Mr. McDonald in his capacity as a director of the Company; (v) 5,000 shares owned directly by Mr. McDonald; and (vi) 5,000 shares owned by his IRA. Mr. McDonald is a majority stockholder of Affinity Holding Corporation, the sole stockholder of Capital West Securities, Inc., which holds 18,900 of the underwriters' warrants included in (i) and 24,365 of the placement agents' warrants included in (ii).
(6) Represent shares of Common Stock issuable upon the exercise of certain warrants granted to the placement agents of the May 1998 private placements effected pursuant to Regulation D and Regulation S of the Securities Act, at an exercise price of $10.00 per share.
(7) Shares shown as beneficially owned by Mr. Escamilla include: (i) 17,428 shares of Common Stock issuable upon the exercise of certain warrants granted to the placement agents of the May 1998 private placements effected pursuant to Regulation D and Regulation S of the Securities Act, at an exercise price of $10.00 per share; and (ii) 29,000 shares acquired in connection with a private placement effected by the Company in May 1998 pursuant to Regulation D and Regulation S of the Securities Act, for a purchase price of $10.00 per share. Mr. Escamilla's IRA is the record owner of 17,000 of the private placement shares included in (ii).
(8) Capital West Securities, Inc. is the record holder of 18,900 of the underwriter's warrants shown as beneficially owned by Robert O. McDonald, and is the record holder of 24,365 of the placement agent's warrants shown as beneficially owned by such person.
(9) Represents shares acquired in January 1998 in connection with the Company's acquisition of certain partnership interests owned by such holders.
(10) Pursuant to the Schedule 13D's referenced in footnote (3) above, Random Walk Trading, Inc., a Canadian corporation, is 100% owned by Randall W. Kelly, who is the president of FGL.
(11) Includes 6,250 shares issued, and 18,750 shares of Common Stock issuable, pursuant to stock options granted by the Company in connection with a professional services agreement. The options, which are for an exercise price of $3.750 per share, vest in quarterly increments commencing on the grant date, which was November 1, 1997.
(12) Represents shares of Common Stock issuable upon the exercise of certain warrants granted to the underwriters of the Company's initial public offering in January 1997.
(13) Represents shares issuable upon the exercise of certain options granted to such holder on February 17, 1999, as partial consideration for services rendered under a consulting agreement. The options, which have an exercise price of $11.50, vest at the rate of 10 options for each hour of work performed under the consulting agreement and are exercisable, to the extent so vested, for a ten-year period commencing one year after the date of grant.
(14) Shares shown as beneficially owned by the named individual include: (i) 5,250 shares of Common Stock issuable upon the exercise of certain warrants granted to the underwriters of the Company's initial public offering in January 1997, at an exercise price of $7.50 per share; and (ii) 18,950 shares of Common Stock issuable upon the exercise of certain warrants granted to the placement agents of the May 1998 private placements effected pursuant to Regulation D and Regulation S of the Securities Act, at an exercise price of $10.00 per share.

     The Selling Shareholders intend to offer and sell the Offered Shares as described in the Prospectus under the caption "PLAN OF DISTRIBUTION."